Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
May 12, 2016 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom Reports First Quarter 2016 Earnings
SEATTLE, Wash. (May 12, 2016) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.26 for the first quarter ended April 30, 2016. Total Company net sales increased 2.5 percent while comparable sales decreased 1.7 percent, compared with the same period last year.
First quarter earnings were below the Company's expectations, primarily driven by lower than planned sales and higher markdowns to better align inventory to current trends. First quarter results included a reduction in earnings per diluted share of $0.10 related to higher credit chargeback expenses associated with an industry change in liability rules effective October 2015 in addition to severance charges related to the realignment of corporate support functions.
"Our first quarter results were impacted by lower than expected sales. In response we have made further adjustments to our inventory and expense plans," said Blake Nordstrom, co-president, Nordstrom, Inc. "As the pace of change in retail continues to accelerate, we remain committed to serving customers by taking steps that will continue to meet their expectations while driving profitable growth."
FIRST QUARTER SUMMARY

•
First quarter net earnings were $46 million and earnings before interest and taxes (EBIT) were $106 million, or 3.3 percent of net sales, compared with net earnings of $128 million and EBIT of $245 million, or 7.9 percent of net sales, during the same period in fiscal 2015.

•
Retail EBIT decreased $107 million compared with the same quarter last year, reflecting increased markdowns and higher credit chargeback expenses in addition to planned fulfillment and technology costs supporting the Company's growth initiatives.

•	Credit EBIT decreased $32 million related to an expected reduction in net revenue from the revenue sharing program agreement with TD Bank ("TD") beginning in October 2015.

•
Total Company net sales of $3.2 billion for the first quarter increased 2.5 percent compared with net sales of $3.1 billion during the same period in fiscal 2015. Total Company comparable sales for the first quarter decreased 1.7 percent.

•	Full-price net sales, which consist of U.S. full-line stores and Nordstrom.com, combined with Canada and Trunk Club, decreased 2.2 percent and comparable sales decreased 4.3 percent.

•
Across U.S. full-line stores and Nordstrom.com, the top-performing merchandise category was Beauty. The younger customer-focused departments in Women's Apparel continued to reflect strength with positive comparable sales increases. The Midwest was the top-performing full-price geographic region.

•
Off-price net sales, which consist of Nordstrom Rack stores and Nordstromrack.com/HauteLook, increased 11.8 percent and comparable sales increased 4.6 percent. The East was the top-performing off-price geographic region.

•
Gross profit, as a percentage of net sales, of 34.2 percent decreased 164 basis points compared with the same period in fiscal 2015, primarily due to higher markdowns to better align inventory to current trends. While sales trends were below expectations, we ended the period with inventory growth of 5.4 percent and net sales growth of 2.5 percent resulting in a negative spread of 3 percent, which represents an improvement over the negative spread of 7 percent in the fourth quarter of 2015.

•
Selling, general and administrative expenses, as a percentage of net sales, of 32.7 percent increased 149 basis points compared with the same period in fiscal 2015, primarily due to higher credit chargebacks and severance charges in addition to planned fulfillment and technology costs supporting the Company's growth initiatives. With the roll-out of an upgraded point-of-sale system completed in February, the Company anticipates the impact of credit chargebacks to substantially lessen in the second quarter.

•
The Nordstrom Rewards loyalty program continued to contribute to overall results, with members shopping more frequently and spending more on average than non-members. The Company opened approximately 240,000 new accounts in the first quarter. With 4.7 million active members, sales from members represented 38 percent of sales. To build on the success of its loyalty program, the Company plans to expand its program with a tender-neutral offering in the second quarter.

•
During the first quarter, the Company repurchased 1.0 million shares of its common stock for $50 million. A total of $761 million remains available under its existing share repurchase board authorizations. The actual number, price, manner and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("SEC") rules.

•
Return on invested capital (ROIC) for the 12 fiscal months ended April 30, 2016 was 10.0 percent compared with 12.2 percent in the prior 12-month period. This decrease was primarily due to reduced earnings. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
To date in fiscal 2016, the Company relocated one full-line store and opened six Nordstrom Rack stores. The Company opened the following stores in the first quarter of 2016:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom full-line - U.S.
Honolulu, Hawaii[1]	Ala Moana Center	195	March 11

Nordstrom Rack
Lafayette, Louisiana	Ambassador Town Center	25	March 10
Orem, Utah	University Crossing	30	March 10
Virginia Beach, Virginia	Pembroke Mall	34	March 10
Colorado Springs, Colorado	Chapel Hills East	31	April 28
Folsom, California	Palladio at Broadstone	33	April 28
Tucson, Arizona	Wilmot Plaza	25	April 28
1 Nordstrom relocated its full-line store at Ala Moana Center in Honolulu to another location within the same center.

Number of stores	April 30, 2016	May 2, 2015
Nordstrom full-line - U.S.	118	116
Nordstrom full-line - Canada	3	2
Nordstrom Rack	200	177
Other[1]	8	8
Total	329	303
[1] Other includes Trunk Club clubhouses, Jeffrey boutiques and our Last Chance store.

Gross square footage	28,772,000	27,520,000

FISCAL YEAR 2016 OUTLOOK
The Company updated its annual earnings per diluted share expectations, reflecting its updated sales outlook and expectations for a continued promotional environment. Nordstrom's expectations for fiscal 2016 are as follows:

	Prior Outlook	Current Outlook
Net sales (percent)	3.5 to 5.5 increase	2.5 to 4.5 increase
Comparable sales (percent)	0 to 2 increase	1 decrease to 1 increase
Retail EBIT (percent)	3 to 10 increase	10 to 20 decrease
Credit EBIT	$70 to $80 million	$70 to $80 million
Earnings per diluted share (excluding the impact of any future share repurchases)	$3.10 to $3.35	$2.50 to $2.70
The Anniversary Sale, which historically is the Company's largest sale event of the year, is planned to start one week later in July relative to last year. This event shift is expected to result in a less favorable comparison in the second quarter, offset by a favorable comparison in the third quarter. Comparable sales are expected to be impacted by approximately 200 basis points in the second quarter and approximately 250 basis points in the third quarter.
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss first quarter 2016 results and fiscal 2016 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers' prepared remarks and the conference call slides, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13635358, until the close of business on May 19, 2016.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 329 stores in 39 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 200 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 28, 2017, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits, respond to potential risks and appropriately manage potential costs associated with our program agreement with TD; our ability to safeguard our reputation and maintain our vendor relationships; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; the timing, price, manner and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2016, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	April 30, 2016	May 2, 2015
Net sales	$3,192	$3,115
Credit card revenues, net	57	100
Total revenues	3,249	3,215
Cost of sales and related buying and occupancy costs	(2,100)	(1,999)
Selling, general and administrative expenses	(1,043)	(971)
Earnings before interest and income taxes	106	245
Interest expense, net	(31)	(33)
Earnings before income taxes	75	212
Income tax expense	(29)	(84)
Net earnings	$46	$128

Earnings per share:
Basic	$0.27	$0.67
Diluted	$0.26	$0.66

Weighted-average shares outstanding:
Basic	173.1	190.6
Diluted	175.7	194.9

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	April 30, 2016	January 30, 2016	May 2, 2015
Assets
Current assets:
Cash and cash equivalents	$470	$595	$769
Accounts receivable, net	224	196	2,266
Merchandise inventories	2,125	1,945	2,017
Current deferred tax assets, net	—	—	256
Prepaid expenses and other	173	278	110
Total current assets	2,992	3,014	5,418

Land, property and equipment (net of accumulated depreciation of $5,170, $5,108 and $4,793)	3,789	3,735	3,445
Goodwill	435	435	447
Other assets	483	514	252
Total assets	$7,699	$7,698	$9,562

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,456	$1,324	$1,573
Accrued salaries, wages and related benefits	320	416	312
Other current liabilities	1,150	1,161	1,057
Current portion of long-term debt	10	10	8
Total current liabilities	2,936	2,911	2,950

Long-term debt, net	2,776	2,795	3,138
Deferred property incentives, net	536	540	540
Other liabilities	576	581	379

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 173.4, 173.5 and 191.0 shares issued and outstanding	2,582	2,539	2,422
(Accumulated deficit) Retained earnings	(1,677)	(1,610)	190
Accumulated other comprehensive loss	(30)	(58)	(57)
Total shareholders' equity	875	871	2,555
Total liabilities and shareholders' equity	$7,699	$7,698	$9,562

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	April 30, 2016	May 2, 2015
Operating Activities
Net earnings	$46	$128
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	155	137
Amortization of deferred property incentives and other, net	(17)	(22)
Deferred income taxes, net	6	(10)
Stock-based compensation expense	20	19
Tax benefit from stock-based compensation	—	10
Excess tax benefit from stock-based compensation	(1)	(10)
Bad debt expense	—	10
Change in operating assets and liabilities:
Accounts receivable	(27)	16
Merchandise inventories	(212)	(248)
Prepaid expenses and other assets	94	(11)
Accounts payable	192	239
Accrued salaries, wages and related benefits	(100)	(106)
Other current liabilities	(6)	1
Deferred property incentives	13	50
Other liabilities	8	5
Net cash provided by operating activities	171	208

Investing Activities
Capital expenditures	(205)	(259)
Change in credit card receivables originated at third parties	—	16
Other, net	31	4
Net cash used in investing activities	(174)	(239)

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	16
Principal payments on long-term borrowings	(2)	(2)
Decrease in cash book overdrafts	(33)	(10)
Cash dividends paid	(63)	(71)
Payments for repurchase of common stock	(50)	(28)
Proceeds from issuances under stock compensation plans	28	58
Excess tax benefit from stock-based compensation	1	10
Other, net	(3)	—
Net cash used in financing activities	(122)	(27)

Net decrease in cash and cash equivalents	(125)	(58)
Cash and cash equivalents at beginning of period	595	827
Cash and cash equivalents at end of period	$470	$769

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom-branded full-line stores and online store, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail Business for the first quarter ended 2016 compared with the same period in 2015:

	Quarter Ended
	April 30, 2016		May 2, 2015
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,192	100.0%	$3,115	100.0%
Cost of sales and related buying and occupancy costs	(2,099)	(65.8%)	(1,997)	(64.1%)
Gross profit	1,093	34.2%	1,118	35.9%
Selling, general and administrative expenses	(1,003)	(31.4%)	(921)	(29.6%)
Earnings before interest and income taxes	$90	2.8%	$197	6.3%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales within our Retail Business:

	Quarter Ended
	April 30, 2016		May 2, 2015
	Sales	Comp %	Sales	Comp %
Nordstrom full-line stores - U.S.	$1,582	(7.7%)	$1,699	0.5%
Nordstrom.com	495	3.1%	480	19.8%
Full-price	2,077	(5.4%)	2,179	4.2%

Nordstrom Rack	894	(0.8%)	831	(0.2%)
Nordstromrack.com/HauteLook	166	41.8%	117	51.2%
Off-price	1,060	4.6%	948	4.9%

Other retail[1]	121		64
Total Retail segment	3,258		3,191
Corporate/Other	(66)		(76)
Total net sales	$3,192	(1.7%)	$3,115	4.4%
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS — CREDIT
(unaudited; dollar amounts in millions)
Credit
On October 1, 2015, we completed the sale of a substantial majority of our U.S. Visa and private label credit card portfolio to TD. Prior to the close of the credit card receivable transaction, credit card revenues included finance charges, interchange fees, late fees and other revenue, recorded net of estimated uncollectible finance charges and fees. We continue to recognize revenue in this manner for the credit card receivables retained subsequent to the close of the transaction.
Following the close of the transaction and pursuant to the program agreement with TD, we receive our portion of the ongoing credit card revenue, net of credit losses, from both the sold and newly generated credit card receivables, which is recorded in credit card revenues, net. Asset amortization and deferred revenue recognition associated with the assets and liabilities recorded as part of the transaction are also recorded in credit card revenues, net.
The following tables summarize the results of our Credit segment for the first quarter ended 2016 compared with the same period in 2015:

	Quarter Ended
	April 30, 2016	May 2, 2015
Credit card revenues, net	$57	$100
Credit expenses	(41)	(52)
Earnings before interest and income taxes	16	48
Interest expense	—	(5)
Earnings before income taxes	$16	$43

	Quarter Ended
	April 30, 2016	May 2, 2015
Allowance at beginning of period	$1	$75
Bad debt expense	—	10
Write-offs	—	(19)
Recoveries	—	4
Allowance at end of period	$1	$70

Annualized net write-offs as a percentage of average credit card receivables[1]	N/A	2.6%
30 days or more delinquent as a percentage of ending credit card receivables[1]	N/A	1.8%
1 Metrics for the current period are no longer meaningful given the balance of our remaining accounts receivables, net.

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended April 30, 2016, our ROIC decreased to 10.0% compared with 12.2% for the 12 fiscal months ended May 2, 2015, primarily due to reduced earnings.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	April 30, 2016	May 2, 2015
Net earnings	$518	$709
Add: income tax expense	321	459
Add: interest expense	123	136
Earnings before interest and income tax expense	962	1,304

Add: rent expense	182	143
Less: estimated depreciation on capitalized operating leases[1]	(96)	(76)
Net operating profit	1,048	1,371

Less: estimated income tax expense	(402)	(539)
Net operating profit after tax	$646	$832

Average total assets	$8,719	$9,069
Less: average non-interest-bearing current liabilities	(3,039)	(2,806)
Less: average deferred property incentives	(552)	(510)
Add: average estimated asset base of capitalized operating leases[2]	1,312	1,085
Average invested capital	$6,440	$6,838

Return on assets	5.9%	7.8%
ROIC	10.0%	12.2%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 2 below.
2 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of April 30, 2016, our Adjusted Debt to EBITDAR was 2.4, compared with 2.1 as of May 2, 2015. This increase was primarily driven by reduced earnings.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2016[1]	2015[1]
Debt	$2,786	$3,146
Add: estimated capitalized operating lease liability[2]	1,459	1,147
Less: fair value hedge adjustment included in long-term debt	(21)	(33)
Adjusted Debt	$4,224	$4,260

Net earnings	$518	$709
Add: income tax expense	321	459
Add: interest expense, net	123	136
Earnings before interest and income taxes	962	1,304

Add: depreciation and amortization expenses	593	526
Add: rent expense	182	143
Add: non-cash acquisition-related charges	9	14
EBITDAR	$1,746	$1,987

Debt to Net Earnings	5.4	4.4
Adjusted Debt to EBITDAR	2.4	2.1
1 The components of Adjusted Debt are as of April 30, 2016 and May 2, 2015, while the components of EBITDAR are for the 12 months ended April 30, 2016 and May 2, 2015.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the first quarter ended 2016, we had negative Free Cash Flow of ($130) compared with ($116) for the first quarter ended 2015.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Quarter Ended
	April 30, 2016	May 2, 2015
Net cash provided by operating activities	$171	$208
Less: capital expenditures	(205)	(259)
Less: cash dividends paid	(63)	(71)
Add: change in credit card receivables originated at third parties	—	16
Less: change in cash book overdrafts	(33)	(10)
Free Cash Flow	$(130)	$(116)

Net cash used in investing activities	$(174)	$(239)
Net cash used in financing activities	(122)	(27)